Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Between
K12 INC. and NATHANIEL A. DAVIS

THIS AGREEMENT is entered into as of January 27, 2016, (the “Execution Date”), by and between K12 Inc., a Delaware corporation having a place of business at 2300 Corporate Park Drive, Herndon, Virginia 20171 (alternatively, “K12” or the “Corporation”) and Nathaniel A. Davis (“EMPLOYEE”) a resident of the Commonwealth of Virginia (K12 and EMPLOYEE are referred to collectively herein as the “Parties”).  This Agreement will become effective upon and subject to the occurrence of the Effective Date (as defined below).

WHEREAS, K12 is engaged in the business of providing children access to exceptional curriculum and books that enable them to maximize success in life regardless of geography, financial, or demographic circumstances;

WHEREAS, EMPLOYEE serves as the Chairman of the Board of Directors of K12 (the “Board”) and its Chief Executive Officer;

WHEREAS, effective as of January 7, 2013 (the “Original Effective Date”), K12 and EMPLOYEE previously entered into that certain Employment Agreement (as amended, the “Initial Agreement”), pursuant to which EMPLOYEE served as K12’s Executive Chairman;

WHEREAS, effective as of January 1, 2014, EMPLOYEE was appointed to the position of Chief Executive Officer of K12 and has served in such position pursuant to an Amended and Restated Employment Agreement between EMPLOYEE and K12, dated as of March 10, 2014 (the “Prior Agreement”), which Prior Agreement superseded the Initial Agreement;

WHEREAS, with the participation and consent of the EMPLOYEE, the Board has identified a new Chief Executive Officer (the “New CEO”) who will commence employment with K12 in such capacity on the Effective Date (as defined below); and

WHEREAS, K12 and EMPLOYEE desire that EMPLOYEE continue to serve as an employee of K12 in the position of Executive Chairman and are entering into this Agreement to set forth the terms and conditions of EMPLOYEE’s employment with K12 and to supersede and replace, as of the Effective Date, the Prior Agreement in all respects;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the Parties contained herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1                               “Affiliate” shall mean any corporation, partnership or other entity controlling, controlled by, or under common control with K12; provided, however, that no entity that holds capital stock of K12 and/or with board representation rights incidental to such holdings shall, as a result of such holding of capital stock or board representation rights, be deemed to be an Affiliate of K12 for purposes of this Agreement. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the right to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract, or otherwise.

1.2                               “Confidential Information” shall mean all information relating to the business of K12 known to EMPLOYEE or learned by EMPLOYEE in connection with and during the term of his employment or any prior service with K12 and its Affiliates which is not generally known to the public, including any and all general and specific knowledge, experience, information and data, technical or non-technical, and whether or not patentable, including without limitation, processes, skills, information, know-how, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

1.3                               “Conflicting Product or Service” shall mean any product or service of any person or organization other than K12, in existence or under development, which resembles or competes with a product or service of K12.

1.4                               “Conflicting Organization” shall mean any person or organization engaged in research on or development, production, marketing, or selling of a “Conflicting Product or Service.”

1.5                               “Effective Date” shall mean the date of commencement of employment of the New CEO with K12, which date is expected to be not later than February 15, 2016.

ARTICLE II.
TERM OF AGREEMENT — EMPLOYMENT

2.1                               Term. Subject to the provisions of Section 2.3(b) and Article 4 hereof, this Agreement shall be in effect for a term commencing on Effective Date and ending on the two (2) year anniversary of the Effective Date (the “Initial Term”), subject to earlier termination as provided in Section 4.  This Agreement shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the Initial Term or any applicable 12- month renewal period, either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case EMPLOYEE’s employment shall terminate at the end of the Initial Term or 12-month renewal period, as applicable, subject to earlier termination as provided in Section 4.  The period during which EMPLOYEE remains in employment with K12 pursuant to the terms of this Agreement is referred to herein as the “Term.”

2.2                               Employment. As of the Effective Date, K12 shall employ EMPLOYEE as its Executive Chairman (and EMPLOYEE will no longer serve as K12’s Chief Executive Officer) and EMPLOYEE shall accept such employment by K12, on and subject to the terms and conditions set forth herein. EMPLOYEE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound. In accepting the position of Executive Chairman, this Agreement specifically contemplates that EMPLOYEE shall not resign as a member of the current Board, but shall remain a member thereof, so long as he remains willing and able to serve on the Board and the requisite majority of the Corporation’s stockholders re-elect him to serve in that capacity as provided under the Corporation’s Certificate of Incorporation and By-Laws as then in effect.

2.3                               Duties.

(a)                                 During the Term, as Executive Chairman of K12, EMPLOYEE shall have duties and responsibilities related to leadership of the Board, building relations with shareholders, customers, industry policy makers, and other corporate constituencies, building corporate strategy, and achieving the financial and academic performance targets and other corporate objectives approved by the Board. While acting as Executive Chairman, EMPLOYEE shall continue to serve as Chairman of the Board.

(b)                                 EMPLOYEE’s employment with K12 shall be full-time and exclusive. During the Term, excepting only those personal services EMPLOYEE performs as a member of the Board, EMPLOYEE shall devote the whole of EMPLOYEE’s business time, attention, skill, and ability to the faithful and diligent fulfillment of EMPLOYEE’s duties hereunder. EMPLOYEE acknowledges and agrees that EMPLOYEE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may require, including, but not limited to, service as an officer or director thereof, provided however, that such services, and such office or position, shall be consistent with EMPLOYEE’s position as Executive Chairman of K12. So long as EMPLOYEE serves as an employee of K12 covered by this Agreement, EMPLOYEE shall comply with all applicable policies of K12 and all policies of Affiliates that are consistent therewith.

(c)                                  During the term of employment, it shall not be a violation of Section 2.3(a) or 2.3(b) of this Agreement for EMPLOYEE to, in all cases subject to Articles 5 and 6 hereof, (i) serve as an outside director on the board of directors of no more than three companies; (ii) serve as an officer or director of a cooperative housing, or civic or charitable organization or committee; (iii) deliver lectures, fulfill speaking engagements, or teach at university level or equivalent educational institutions; or (iv) manage personal passive investments, so long as such activities (individually or collectively) do not conflict or materially interfere with the performance of EMPLOYEE’s duties hereunder.

2.4                               Indemnification. During and after the term of this Agreement, K12 shall provide EMPLOYEE with both Side A and Side B directors’ and officers’ insurance, and shall indemnify EMPLOYEE and his legal representatives to the fullest extent permitted by the laws of the State of Delaware and the By-Laws of K12 as in effect on the date hereof, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by EMPLOYEE or his legal representatives in connection with any suit, action or proceeding to which EMPLOYEE or his legal representatives may be made a party by reason of EMPLOYEE being or having been a director or officer of K12 or any Affiliate, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of K12 or any Affiliate. During and after the term of this Agreement and without the need for further approval by the Board of Directors of K12 or any Affiliate, K12 will promptly advance or pay any and all amounts for costs or expenses (including but not limited to legal fees and expenses reasonably incurred by counsel of EMPLOYEE’s choice retained by EMPLOYEE) for which EMPLOYEE may claim K12 is obligated to indemnify him.

EMPLOYEE undertakes to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by K12 as provided in this Section 2.4.

ARTICLE III.
COMPENSATION

3.1                               Base Salary.

(a)                                 Subject to Sections 2.3(b) and 3.1(b) hereof, for the services EMPLOYEE shall render pursuant to this Agreement, K12 shall pay EMPLOYEE during the Term an annual base salary (“Base Salary”) of at least Four Hundred Thousand Dollars ($400,000). Such rate of Base Salary will be effective as of February 15, 2016. Subject to Sections 2.3(b) and 3.1(b) hereof, such Base Salary shall not be reduced but, at the discretion of the Board, may be increased from time to time. Base Salary shall be payable in accordance with K12’s then-prevailing executive payroll practices. The term “Base Salary” as used herein shall include any adjustment made thereto in accordance with the terms of this Agreement.

3.2                               Annual Performance Bonus.

During the Term, EMPLOYEE will be eligible to receive a bonus (the “Performance Bonus”), based on objective criteria the Board shall establish after consultation with EMPLOYEE at the beginning of each fiscal year of the Company (each a “Fiscal Year”), but no later than 90 days after the start of such Fiscal Year. As soon as practicable following the close of each Fiscal Year for which a Performance Bonus is to be paid hereunder, the Board shall authorize, certify and declare the amount of such Performance Bonus based upon K12’s and EMPLOYEE’s performance, as measured against the objective criteria the Board established for EMPLOYEE for such Fiscal Year. The target for such Performance Bonus shall not be less than 150% of the Base Salary and not more than 300% of the Base Salary then payable to EMPLOYEE for the Fiscal Year covered by such Performance Bonus. For the Fiscal Year ending June 30, 2016, EMPLOYEE’s Performance Bonus will be calculated reflecting a blended base salary rate, taking into account his services at Chief Executive Officer (at a base salary of $735,000) during such Fiscal Year prior to the Effective Date and his services as Executive Chairman (at a Base Salary of $300,000) during such Fiscal Year after the Effective Date, based on the relative periods of time during which he served in each position. Except as expressly set forth in this Section 3.2 or Article 4, EMPLOYEE’s right to receive a Performance Bonus for any Fiscal Year shall be subject to his continued rendering of services to K12 either as an employee or member of the Board through the last day of the applicable Fiscal Year, provided that in the event the EMPLOYEE ceases to be an employee of K12 during any applicable Fiscal Year, but remains as a member of the Board through the last day of the applicable Fiscal Year, EMPLOYEE’s Performance Bonus for such Fiscal Year shall be pro-rated to reflect the number of days during which he served as an employee for such Fiscal Year. Each Performance Bonus found to be due and payable hereunder shall be calculated, authorized and paid within such time so as to allow such bonus to qualify as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

3.3                               Participation in Benefit Plans. During the Term, subject to any generally-applicable eligibility requirements but also to the specific terms of this Agreement, EMPLOYEE shall be eligible throughout the term of this Agreement to participate in any pension, thrift, profit-sharing, group term life or long- or short-term disability insurance, medical or dental, or other employee benefit plan, program or policy that K12 sponsors and maintains at any time during the term of this Agreement (other than plans providing severance benefits, which are covered exclusively by this Agreement, except to the extent any such plan may, following the Effective Date, expressly provide for EMPLOYEE’s participation therein) for the benefit of its employees, under the same terms and conditions as the Corporation’s other executive employees.  EMPLOYEE shall be generally entitled to paid vacation, paid and unpaid sick leave, and holidays under the same terms and conditions as applied to other K12 executive employees; however, EMPLOYEE shall be entitled to five (5) weeks of paid vacation, with the ability to carry over and use a maximum of two (2) weeks of such vacation during the immediately following ninety (90) day period.

3.4                               Expenses. During the Term, K12 shall reimburse EMPLOYEE for all reasonable, ordinary and necessary business expenses actually incurred by EMPLOYEE in connection with the performance of his duties hereunder, including ordinary and necessary expenses incurred by EMPLOYEE in connection with travel on K12 business. All expenses shall be approved by K12 in accordance with and subject to the terms and conditions of K12’s then-prevailing expense policy. EMPLOYEE shall provide to K12 any and all statements, bills, or receipts evidencing the expenses for which EMPLOYEE seeks reimbursement, and such related information or materials as K12 may from time to time reasonably require. EMPLOYEE shall account to K12 for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with K12 policy.  EMPLOYEE shall be entitled to reimbursement of his reasonable attorneys’ fees incurred in connection with the negotiation of this agreement in an amount not to exceed $20,000.  Such reimbursement shall be made promptly upon submission of appropriate documentation of such expenses, but not later than December 31, 2016.

3.5                               Employment and Supplies. During the Term, K12 shall provide EMPLOYEE with administrative support relating to the performance of EMPLOYEE’s duties of the same type and at least the same extent as is provided to other executive employees. K12 shall acquire and/or provide to EMPLOYEE for his business use: a multimedia portable computer and subscriptions to various trade publications and various trade books. Such items shall remain the exclusive property of K12, are to be used solely for K12’s benefit, and shall be returned promptly to K12 upon request at the termination of EMPLOYEE’s employment for whatever reason.

3.6                               Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by K12 hereunder to EMPLOYEE or EMPLOYEE’s estate or designated beneficiaries in connection with EMPLOYEE’s employment hereunder shall be subject to all applicable tax and other withholding, as K12 may reasonably determine pursuant to applicable laws and regulations.

3.7                               Equity Compensation Grants. Subject to any generally applicable terms and conditions set forth in the Corporation’s shareholder-approved Equity Incentive Award Plan, as currently amended and in effect (the “EIA Plan”), EMPLOYEE shall be granted, and K12 shall make equity compensation awards to EMPLOYEE under the following terms and conditions:

(a)                                 Stock Price RSA Opportunity. For a period of two years following the Effective Date, in addition to any regular annual or other periodic equity incentive awards to be granted to EMPLOYEE (and in addition to all previously granted awards), the EMPLOYEE shall have an opportunity to earn awards of restricted stock to be granted under the EIA Plan based on K12’s Average Stock Price (as defined below) achieving the levels as set forth in this Section 3.7(a), provided in each case that EMPLOYEE is employed by K12 as of the date such Average Stock Price is achieved:

(i)                                     For purposes of this Section 2(c)(i)(C), “Average Stock Price” means the average closing price of K12’s common stock determined over any period of 30 consecutive days;

(ii)                                  As of the first date upon which the Average Stock Price equals or exceeds $13.00, the EMPLOYEE shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $500,000 (38,462 shares);

(iii)                               As of the first date upon which the Average Stock Price equals or exceeds $16.00, the EMPLOYEE shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $1,500,000 (93,750 shares); and

(iv)                              As of the first date upon which the Average Stock Price equals or exceeds $19.00, the EMPLOYEE shall receive a restricted stock award of a number of shares having a Fair Market Value at the time of grant of $2,500,000 (131,579 shares).

EMPLOYEE shall also earn an award described in clauses (ii), (iii) or (iv) if EMPLOYEE’s employment is terminated by K12 without Cause, or by EMPLOYEE for Good Reason, and the applicable Average Stock Price threshold is achieved within 30 days after the date of such termination. For the avoidance of doubt, the award opportunities in clauses (ii), (iii) and (iv) above are cumulative such that the EMPLOYEE shall have a total opportunity to earn up to $4,500,000 (263,791 shares) in restricted stock value (as of the applicable grant dates) pursuant to this Section 3.7(a).  The Average Stock Price thresholds stated above will be automatically adjusted to account for any stock dividend, stock split or other similar non-reciprocal transaction. With respect to any award of restricted stock granted under this Section 3.7(a) (each and any such award a “Stock Price RSA Grant”), 50% of the shares subject to such grant shall be immediately vested on the date the applicable Stock Price threshold is achieved and the remaining 50% of the total number of restricted shares in such Stock Price RSA Grant shall vest ratably in semi-annual intervals until the two year anniversary of the Effective Date, such that all restricted shares that are earned under this Section 2(c)(i)(C) and granted as part of a Stock Price RSA Grant shall be 100% vested as of the two year anniversary of the Effective Date.  For the avoidance of doubt, if an applicable Stock Price threshold is not achieved prior to the two year anniversary of the Effective Date, no Stock Price RSA Grant will be made in respect of such Stock Price threshold.  In the event of a Change in Control prior to the two year anniversary of the Effective Date, if a Stock Price RSA Grant for a particular Stock Price threshold has not yet been made, the shares of restricted stock for such Stock Price threshold will be considered earned and will be granted immediately prior to the occurrence of the Change in Control if the stock price paid or implied in such transaction equals or exceeds the corresponding dollar threshold.  Any such shares that are granted immediately prior to a Change in Control will be 100% vested upon grant.  No further Stock Price RSA Grant will be made under this Section 2(c)(i)(C) following the date of such Change in Control.

(b)                                 Ongoing Equity Incentive Awards.   During the Term, EMPLOYEE shall also be eligible to participate in and will receive additional awards under K12’s equity incentive award plans and programs as in effect from time to time at a level and on terms commensurate with his position as Executive Chairman of K12 (“Ongoing Equity Awards”).  Ongoing Equity Awards are currently granted on an annual basis at or near the beginning of each fiscal year of K12, in each case as determined by the Board or the Compensation Committee of the Board, and are expected to be granted in the form of performance-based restricted stock, restricted stock units or similar awards, in each case as determined by the Board or the Compensation Committee of the Board in their discretion from time to time.  Prior to the Effective Date, the EMPLOYEE received a regular annual award for Fiscal Year 2016 (the “FY2016 Award”).  This Agreement is not intended to impact the FY2016 Award or any other previously granted equity compensation awards, including the awards that were granted pursuant to the terms of the Initial Agreement or the Prior Agreement (such awards, together with the FY2016 Award are referred to herein as the “Prior Equity Awards”).  Commencing with Fiscal Year 2017, EMPLOYEE’s initial annual target award level is $2,000,000.  For the avoidance of doubt, all equity compensation awards are subject to approval by the Board on an annual basis or otherwise at the time of grant.

(c)                                  S-8 Registration; 409A.  K12 covenants and acknowledges, as applicable, that: (i) to the extent permitted by law and for so long as K12 is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, all shares of K12 common stock issued to EMPLOYEE in respect of awards granted hereunder shall be registered under the Securities Act of 1933, as amended, on an effective Form S-8 registration statement; and (ii) it intends that all compensation paid or payable to EMPLOYEE shall comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related rulings and regulations (“Section 409A”), it being understood that nothing in this Agreement is intended to provide EMPLOYEE with any gross-up or indemnification in respect of any taxes or penalties imposed as a result of Section 409A.

(d)                                 Special Vesting Provisions For Equity Compensation Awards. Notwithstanding the preceding provisions of this Section 3.7 to the contrary, in the event EMPLOYEE separates from employment with K12 either due to a termination of EMPLOYEE’s employment by K12 Without Cause (which does not include termination of EMPLOYEE by reason of K12 giving Notice of Non-Renewal pursuant to Section 2.1) or EMPLOYEE’s resignation of his employment for Good Reason as specifically described in Section 4.5, the following special vesting provisions shall apply to the EMPLOYEE’s equity compensation awards: (i) if such separation does not occur within two years following the occurrence of a “Change in Control” (as defined in the EIA Plan) all of the then-non-vested awards and grants that would have vested at any time during the two year period following the separation shall immediately and automatically vest, provided that, unless a provision more favorable to EMPLOYEE is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement; and (ii) if such separation occurs within two years following the occurrence of a “Change in Control” (as defined in the EIA Plan), all of the non-vested awards and grants that are then outstanding shall immediately and automatically vest, provided that (A) any such awards that are subject to performance-based vesting conditions shall remain subject to the attainment of the applicable performance metrics to the same extent as such performance metrics continue to apply following the Change in Control for K12’s other executive officers, and (B) the Stock Price RSA Grants which have not theretofore been earned shall be granted and become vested only if the Change in Control conditions specified in Section 3.7(a) are satisfied.

ARTICLE IV.
TERMINATION

4.1                               General.  EMPLOYEE’s employment by K12 shall terminate in accordance with the provisions of this Article 4 upon EMPLOYEE’s death or Disability, upon EMPLOYEE’s discharge by K12 with or without Cause, upon EMPLOYEE’s resignation with or without Good Reason, or upon the expiration of the term of this Agreement without extension or renewal. Upon termination of EMPLOYEE’s rendering of services to K12 either as an employee or member of the Board for any reason, EMPLOYEE will promptly deliver to K12 all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property containing Confidential Information.

4.2                               Death. If EMPLOYEE’s employment terminates because of his death, the date of termination shall be the date of death.

(a)                                 If EMPLOYEE’s employment terminates because of his death, K12 shall continue to pay EMPLOYEE’s then-current Base Salary through the end of the third consecutive calendar month following EMPLOYEE’s death, and a pro-rated Performance Bonus based on the Performance Bonus most recently paid or becoming payable to EMPLOYEE. Such payments shall be made to EMPLOYEE’s legal representatives, estate, beneficiaries or heirs, in accordance with K12’s then-prevailing executive payroll practices, subject to any and all then-applicable state and federal laws. In addition, K12 shall continue to pay and provide for any health, medical, dental, or vision benefits then being provided to the plan-eligible dependents of EMPLOYEE for a period of one year, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE’s legal representatives, estate, beneficiaries or heirs an amount equal to the out-of-pocket cost EMPLOYEE’s covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE’s legal representatives, estate, beneficiaries or heirs within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates.

(b)                                 If EMPLOYEE’s employment terminates because of his death, all of EMPLOYEE’s non-vested equity compensation awards that would have vested at any time during the one year period following the date of EMPLOYEE’s death shall immediately and automatically vest, provided that, unless a provision more favorable to EMPLOYEE is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. EMPLOYEE’s legal representative, estate, beneficiaries and heirs shall thereupon be entitled to exercise any of EMPLOYEE’s then-vested options within the one (1) year period immediately following such

EMPLOYEE’s date of death, based on their respective interests in such options and restricted shares.

4.3                               Disability. For purposes of this Agreement, EMPLOYEE shall be deemed to have experienced a “Disability” at such time as EMPLOYEE experiences a disability within the meaning of Section 409A.

(a)                                 Upon EMPLOYEE’s Disability, the payment of benefits under K12’s short-term and long-term disability insurance plans, if any, shall offset and reduce K12’s obligation to pay Base Salary and a Performance Bonus under Section 3.1 and 3.2, where EMPLOYEE can be shown to have received such payments.

(b)                                 Subject to any applicable legal requirements, in the event EMPLOYEE shall remain under a Disability for a period exceeding one hundred twenty (120) consecutive days in any twelve (12) month period, K12 shall have the right to terminate EMPLOYEE’s employment hereunder. K12 shall effect such termination by giving EMPLOYEE a notice specifying the effective date of such termination, which date shall not be earlier than the last day of the calendar month following the giving of notice.

(c)                                  If K12 terminates EMPLOYEE’s employment because of Disability, K12 shall continue to pay EMPLOYEE’s then-current Base Salary through the end of the third consecutive calendar month following EMPLOYEE’s Disability, and a pro-rated Performance Bonus based on the Performance Bonus most recently paid or becoming payable to EMPLOYEE. Such payments shall be made to EMPLOYEE, or in the event of employee’s subsequent death, EMPLOYEE’s legal representatives, estate, beneficiaries or heirs, in accordance with K12’s then-prevailing executive payroll practices, subject to any and all then-applicable state and federal laws. In addition, K12 shall continue to pay and provide for any health, medical, dental or vision benefits then being provided to EMPLOYEE and the plan-eligible dependents of EMPLOYEE for a period of one year, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE an amount equal to the out-of-pocket cost EMPLOYEE’s covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates.

(d)                                 If K12 terminates EMPLOYEE’s employment because of Disability, all of EMPLOYEE’s non-vested equity compensation awards that would have vested at any time during the one year period following the date of such termination shall immediately and automatically vest, provided that, unless a provision more favorable to EMPLOYEE is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. EMPLOYEE (or in the event of EMPLOYEE’s death, his legal representative, estate, beneficiaries or heirs, based on their respective interests) shall thereupon be entitled to exercise any of EMPLOYEE’s then-vested options within the one (1)-year period immediately following such EMPLOYEE’s date of termination.

4.4                               Discharge for Cause or Voluntary Resignation.

(a)                                 For purposes of this Agreement, Cause shall mean a good faith finding by the Board of Directors of: (i) EMPLOYEE’s willful or gross misconduct, willful or gross negligence in the performance of his duties for K12, intentional or habitual neglect of his duties for K12, or material breach or violation by Employee of this Agreement or any other material agreement between EMPLOYEE and K12 or any material policy of K12 (such as the K12 Code of Business Conduct and Ethics or any successor policy), provided that K12 shall have given EMPLOYEE notice specifying the conduct it believes to fall within this sentence and EMPLOYEE shall have failed to remedy such conduct within ten (10) days thereafter; or (ii) EMPLOYEE’s theft or misappropriation of funds of K12 or conviction of a felony. K12 shall effectuate a discharge for Cause by giving EMPLOYEE a notice specifying the effective date of such termination.

(b)                                 For purposes of this Agreement, voluntary resignation means the EMPLOYEE’s resignation of his employment hereunder without Good Reason (as defined in Section 4.5(b) hereof). EMPLOYEE shall effect a termination by voluntary resignation by giving K12 a notice specifying the effective date of such termination, which date shall not be earlier than thirty (30) days after the giving of notice.

(c)                                  In the event EMPLOYEE is discharged by K12 for Cause or EMPLOYEE terminates his K12 employment by voluntary resignation:

(i)                                     K12 shall pay or provide to EMPLOYEE, in accordance with K12’s then-prevailing executive payroll practices, all Base Salary, vested benefits and other payments to which EMPLOYEE and his plan-eligible dependents (if any) are entitled hereunder through the effective date of termination.

(ii)                                  EMPLOYEE’s non-vested equity compensation awards shall be immediately forfeited. EMPLOYEE shall be entitled to exercise any of his vested options within the one hundred eighty (180) consecutive day period immediately following the termination of EMPLOYEE’s employment or the EMPLOYEE’s removal from the Board, whichever is later, provided, however, that if K12 provides EMPLOYEE with a notice of termination for Cause, EMPLOYEE shall be permitted to exercise any vested options for a period not to exceed ninety (90) days after the effective date of a termination for Cause. In all cases, the foregoing shall be subject to earlier termination of the options upon the regular expiration date of the options or upon the occurrence of a Change in Control or other corporate event or extraordinary transaction as provided in the EIA Plan or its successor.

(iii)                               Except as set forth in this Section 4.4, K12 shall have no further obligation to EMPLOYEE (or EMPLOYEE’s legal representative, estate, beneficiaries or heirs) for any compensation, benefits or other payments hereunder, provided that nothing herein shall be deemed to affect EMPLOYEE’s entitlement, if any, to any vested pension or similar benefits to which he may be or may become entitled.

4.5                               Discharge Without Cause or Resignation for Good Reason.

(a)                                 For the purposes of this Agreement, discharge without Cause is any termination by K12 of EMPLOYEE’s employment hereunder without Cause, as defined in Section 4.4(a) hereof and does not include the termination of EMPLOYEE by reason of K12 giving Notice of Non-Renewal pursuant to Section 2.1. K12 shall effectuate a discharge without Cause by giving EMPLOYEE a notice specifying the effective date of such discharge, which date shall not be earlier than thirty (30) days after the giving of notice.

For the purposes of this Agreement, Good Reason shall mean: (i) a material diminution of EMPLOYEE’s authority, duties or responsibilities; or (ii) a material change in the geographic location at which EMPLOYEE must perform his personal services for K12 (at present, the Greater Washington, D.C. area); or (iii) a material breach of this Agreement by K12, so long as in each case EMPLOYEE shall have given K12 notice of the conduct he believes constituted the material diminution, change or breach within ninety (90) days of its occurrence and K12 shall have failed to remedy such diminution, change or breach within thirty (30) days thereafter. EMPLOYEE shall effect an employment termination by resignation for Good Reason by giving K12 a notice specifying the effective date of such employment termination.  EMPLOYEE agrees that neither his no longer serving as K12’s Chief Executive Officer as of the Effective Date nor any of the changes to his compensation or other terms and conditions of employment as provided for under this Agreement shall constitute Good Reason hereunder.

(b)                                 In the event EMPLOYEE is discharged by K12 Without Cause or EMPLOYEE terminates his K12 employment by resigning for Good Reason, and subject to EMPLOYEE’s execution within 30 days following the EMPLOYEE’s termination of employment, and non-revocation of a general release of all claims against K12 and its affiliates in the form attached hereto as Exhibit A (as such form may be revised to reflect changes in applicable law), no later than 8 days following the EMPLOYEE’s termination of employment (a “Release”):

(i)                                     K12 shall pay EMPLOYEE an amount equal to three (3) times EMPLOYEE’s then-current Base Salary, determined as of his date of discharge or termination. Such amount shall be paid in a single sum, net of any applicable withholding, within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates, or if earlier, on the March 15th next following the close of the taxable year in which EMPLOYEE’s employment by K12 terminates. In addition, EMPLOYEE shall remain eligible to receive a Performance Bonus for the Fiscal Year in which such termination occurs, subject to the attainment of the performance criteria previously established for such Fiscal Year by the Compensation Committee, which amount shall be pro-rated to reflect the partial year of service and shall be paid at the earlier of the time the amount and entitlement to the performance bonus can be determined or the performance bonuses are paid to other K12 executives and in accordance with the payment timing provisions of Section 3.2. K12 also shall continue to provide the health, medical, dental and vision benefits then being provided or made available to EMPLOYEE and his plan-eligible dependents for a period of one (1) year following the date EMPLOYEE’s employment by K12 terminates, provided that in lieu of such benefit continuation, K12 in its discretion may pay EMPLOYEE an amount equal to the out-of-pocket cost EMPLOYEE and his covered dependents otherwise would incur to obtain continuation coverage for such one year period pursuant to COBRA, which amount shall be paid in a single lump sum to EMPLOYEE within ninety (90) calendar days following the date EMPLOYEE’s employment by K12 terminates. In addition, vesting shall occur as set forth in Section 3.7(i) hereof. In no event shall amounts payable in one taxable year affect amounts payable in any other taxable year.

(ii)                                  To the extent the amount payable to EMPLOYEE pursuant to this Section 4.5(b) (other than in connection with and as a result of a Change in Control) exceeds the maximum amount permitted under Income Tax Regulations Section 1.409A-1(b)(9)(iii) (pertaining to certain separation pay plans), determined as of the first of the year in which EMPLOYEE separates from service, such excess amount shall be paid as a separate single sum, but shall be treated as subject to the requirements of Section 409A and shall be subjected to the payment protocols set forth in Section 4.7 hereof.

(c)                                  In the event EMPLOYEE is discharged by K12 without Cause or EMPLOYEE terminates his K12 employment by resigning for Good Reason, and in addition to the special vesting provided pursuant to Section 3.7(i) hereof, EMPLOYEE shall be entitled to exercise any of his vested options through the earlier of three hundred sixty five (365)-consecutive day period immediately following such discharge or termination or the original expiration date of such options and subject to earlier termination in the event of a Change in Control or other corporate event or extraordinary transaction as provided in the EIA Plan or its successor.

4.6                               Expiration of Contract Term.  In the event that K12 elects not to renew the Term of this Agreement by giving Notice of Non-Renewal pursuant to Section 2.1 and EMPLOYEE’s employment by K12 therefore terminates at the expiration of the Term of this Agreement, the severance payments under Section 4.5 and the special vesting provisions under Section 3.7(d) shall not apply, provided that if in such event EMPLOYEE is asked to leave the Board, all options granted to EMPLOYEE shall immediately vest (to the extent not already vested), and EMPLOYEE shall be entitled to exercise any of his vested options within the three hundred sixty five (365)-consecutive day period immediately following the date of such employment termination.  In addition thereto, any restricted shares or other equity awards scheduled to vest at the close of the final calendar quarter coincident with or immediately preceding the expiration of the Term shall thereupon vest, provided EMPLOYEE has satisfied the performance criteria selected by the Board or the Compensation Committee (as applicable).  If K12 elects not to renew the Term of this Agreement by giving Notice of Non-Renewal pursuant to Section 2.1 and EMPLOYEE remains on the Board, all vesting shall continue in accordance with the terms of the applicable award agreements for so long as the EMPLOYEE remains on the Board.

4.7                               Compliance with Section 409A of the Code. The provisions of this Section 4.7 (other than subsections (c), (d) and (e) hereof) shall apply solely to any payment, otherwise determined to be due and payable under this Agreement, which constitutes “deferred compensation” subject to Section 409A.

(a)                                 General Suspension of Payments. If, at the time EMPLOYEE incurs a separation from service (within the meaning of subsection (d) hereof), K12 qualifies as a “public company” (within the meaning of Section 409A) and EMPLOYEE is then a “specified employee,” as such term is defined within the meaning of Section 409A, any payments or benefits payable or provided as a result of such separation that would otherwise be paid or provided prior to the first day of the seventh month following such separation (other than due to death or Disability within the meaning of Section 4.3 hereof) shall instead be paid or provided on the earlier of (i) one hundred eighty one (181) days following such separation; or (ii) the date of EMPLOYEE’s death; or (iii) that date certain which otherwise complies with Section 409A. In the event that EMPLOYEE is entitled to receive payments during the 181-day suspension period described in this Section 4.7(a), EMPLOYEE shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A.

(b)                                 Reimbursement Payments. The following rules shall be followed when paying any amount under this Agreement that is capable of being treated as a “reimbursement” or a “separation payment” within the meaning of Income Tax Regulations Section 1.409A-1(b)(9)(v) : (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses qualifying as such for purposes of Section 105(b) of the Code); (ii) EMPLOYEE shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which such expenses were incurred, (iii) K12 shall make such reimbursement payments within thirty (30) days following the date EMPLOYEE delivers written notice of such expenses to K12; and (iv) EMPLOYEE’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(c)                                  Separation from Service. For purposes of this Agreement, any reference to a “termination” of EMPLOYEE’s K12 employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code, Income Tax Regulations Section 1.409A-1(h), and related regulations and rulings.

(d)                                 Installment Payments. For purposes of Section 409A of the Code and related regulations and rulings, and any state law of similar import (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), any installment payments scheduled to be made under this Agreement will be treated as the right to receive a series of separate payments, causing each such installment payment to at all times be considered a separate and distinct payment.

(e)                                  General. Notwithstanding anything to the contrary in this Agreement, the Parties intend that the payments becoming due and payable under this Agreement shall satisfy, to the greatest extent possible, one (1) or more of the exemptions set forth in Section 409A of the Code and Income Tax Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9). This Agreement will be construed to the greatest extent possible as consistent with those provisions. Without limiting the generality of the foregoing, to the extent any series of payments to be made hereunder is found to be subject to Section 409A, the Parties shall not take any action to change the timing of such payments.

4.8                               Parachute Payments.

(a)                                 It is the objective of this Agreement to maximize EMPLOYEE’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by K12 or otherwise to or for the benefit of EMPLOYEE, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Sections 4(b) and 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which EMPLOYEE would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 The Total Payments shall be reduced by K12 in the following order:  (i) reduction of any cash severance payments otherwise payable to EMPLOYEE that are exempt from Section 409A, (ii) reduction of any other cash payments or benefits otherwise payable to EMPLOYEE that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the K12’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to EMPLOYEE on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to K12’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to K12’s common stock that are exempt from Section 409A.

(c)                                  All determinations regarding the application of this Section 4.8 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by K12 and acceptable to EMPLOYEE (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to EMPLOYEE.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which EMPLOYEE shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by K12.

ARTICLE V.
RESTRICTIVE COVENANTS

5.1                               Confidentiality. Except as authorized or directed by K12, EMPLOYEE shall not, at any time during which EMPLOYEE is receiving any compensation from K12, and for a period of three (3) years thereafter, directly or indirectly publish or disclose any Confidential Information of K12 or of any of its Affiliates, or Confidential Information of others that has come into the possession of K12 or of any of its Affiliates, or into the EMPLOYEE’s possession in the course of his employment with K12 or of his services and duties hereunder, to any other person or entity, and EMPLOYEE shall not use any such Confidential Information for EMPLOYEE’s own personal use or advantage or make it available to others for use. All confidential information, whether oral or written, regarding the business or affairs of K12 or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same shall have been lawfully and without breach of the EMPLOYEE’S confidentiality obligation made available to the general public, or that EMPLOYEE can prove, by documentary evidence, was previously known to EMPLOYEE prior to the term of EMPLOYEE’s employment or other service with K12. Upon expiration or termination of this Agreement for any reason, EMPLOYEE shall promptly return to K12 all Confidential Information, including all copies thereof in EMPLOYEE’s possession, whether prepared by him or others.

5.2                               Unfair Competition. During his employment pursuant to this Agreement and for a period of 12 months thereafter (the “Post-Termination Non-Compete Period), EMPLOYEE shall not, within the United States, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with K12 or any of its Affiliates (or any of their successors) as conducted from time to time during such period, provided, however, that if within two years following the occurrence of a “Change in Control” (as defined in the EIA Plan), the EMPLOYEE separates from employment with K12 either due to a termination of EMPLOYEE’s employment by K12 Without Cause or EMPLOYEE’s resignation of his employment for Good Reason as specifically described in Section 4.5, and, in either case, the K12  or the applicable successor or acquiring entity elects to continue to require EMPLOYEE’s continued compliance with this Section 5.2, K12 (or the successor or acquiring entity, as applicable) shall pay EMPLOYEE an amount equal to one (1) times EMPLOYEE’s then-current Base Salary, determined as of his date of discharge or termination. Such amount shall be paid in a single sum, net of any applicable withholding, within ninety (90) calendar days following the date EMPLOYEE’s employment terminates, or if earlier, on the March 15th next following the close of the taxable year in which EMPLOYEE’s employment terminates.

5.3                               Non-Solicitation.

(a)                                 EMPLOYEE shall not, at any time during his employment pursuant to this Agreement and for a period of 12 months thereafter (the “Restriction Period”), directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber, vendor, business affiliate, or supplier of K12 or its Affiliates to (i) terminate its arrangement with K12 or its Affiliates, or (ii) otherwise change its relationship with K12 or its Affiliates.

(b)                                 EMPLOYEE shall not, at any time during the Restriction Period, directly or indirectly, either on his own account or for any other person or entity, solicit any employee of K12 or its Affiliates to terminate his or her employment with K12 or its Affiliates.

5.4                               Injunctive Relief; Survival. EMPLOYEE acknowledges that a breach of the covenants contained in this Article 5 and in Article 6 will cause irreparable damage to K12 and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, EMPLOYEE agrees that in the event of a breach of any of the covenants contained in this Article 5 or in Article 6, in addition to any other remedy which may be available at law or in equity, K12 will be entitled to specific performance and injunctive relief. The provisions of this Article 5 and Article 6 shall survive any termination or expiration of the term of this Agreement.

ARTICLE VI.
INVENTIONS, WORKS OF AUTHORSHIP,
PATENTS AND COPYRIGHTS

6.1                               EMPLOYEE shall assign and transfer to K12, and does hereby assign and transfer to K12 all right title and interest in and to all K12 IP (as defined below). All K12 IP is and shall be the sole property of K12. EMPLOYEE shall disclose all K12 IP promptly in writing to K12. Upon request of K12, EMPLOYEE shall promptly execute a written assignment of title to K12 for all K12 IP, and EMPLOYEE will preserve all such K12 IP as Confidential Information. As used herein “K12 IP” shall mean all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that EMPLOYEE solely or jointly with others conceives, makes, acquires, suggests or participates in at any time during EMPLOYEE’S employment with K12 and that relate to the actual business, products, processes, work, operations, research and development or other activities of K12.

ARTICLE VII.
MISCELLANEOUS

7.1                               Assignment. The rights and obligations of K12 under this Agreement shall be binding upon its successors and assigns and, subject to EMPLOYEE’s rights under Section 4.5 hereof, may be assigned by K12 to the successors in interest of K12. The rights and obligations of EMPLOYEE under this Agreement shall be binding upon EMPLOYEE’s heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by EMPLOYEE, but any amount owed EMPLOYEE upon EMPLOYEE’s death shall inure to the benefit of EMPLOYEE’s heirs legatees, personal representatives, executors, or administrators.

7.2                               Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, facsimile, or telex addressed as follows:

If to EMPLOYEE: (Copy to K12 Executive Office)

Nathaniel A. Davis

2300 Corporate Park Drive

Herndon, Virginia 20171

If to K12:

K12 Inc.

Attn: General Counsel

2300 Corporate Park Drive

Herndon, Virginia 20171

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.3                               Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including the Prior Agreement.

7.4                               Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.5                               Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon K12 and EMPLOYEE with the same effect as though the void provision or portion thereof had been severed and deleted.

7.6                               Arbitration. Without prejudice to K12’s right to seek an injunction pursuant to Section 5.4 hereof from a court of competent jurisdiction, any dispute between the Parties hereto arising out of this Agreement, or otherwise arising out of or relating to EMPLOYEE’s employment by K12, or the termination thereof, shall be submitted to non-binding mediation before a mediator to be agreed upon by the Parties or, failing agreement, to be appointed by the American Arbitration Association (“AAA”). The expenses of the mediation shall be borne by the company. In the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration, before a single arbitrator, under the rules of the AAA. Each party shall bear its own costs. However, the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorney’s fees, as and to the extent he deems appropriate under the circumstances, provided he makes a finding that the party awarded costs is entitled to such an award due to the bad faith of the other party.

7.7                               Governing Law. Except as otherwise provided in Section 2.4 hereof, this Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

7.8                               Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EMPLOYEE and K12. No delay or failure at any time on the part of EMPLOYEE or K12 in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of EMPLOYEE or K12 thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.9                               Additional Obligations. Both during and after the term of employment, EMPLOYEE shall, upon reasonable notice, furnish K12 with such information as may be in EMPLOYEE’s possession or control, and cooperate with K12, as may reasonably be requested by K12 (and, after the term of employment, with due consideration for EMPLOYEE’s obligations with respect to any new employment or business activity) in connection with any litigation or other adversarial proceedings in which K12 or any Affiliate is or may become a party. K12 shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in fulfilling EMPLOYEE’s obligations under this Section 7.9.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

K12 INC.

By:	/s/ Adam Cohn
Adam Cohn
Chairman, Compensation Committee

/s/ Nathaniel A. Davis
Nathaniel A. Davis

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Nathaniel A. Davis (“Executive”) and K12 Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Second Amended and Restated Employment Agreement, dated as of              , 2016 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective    , 20 , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s rights as a shareholder of the Company or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law, Executive’s rights to Side A and Side B directors’ and officers’ insurance coverage as set forth in the Employment Agreement, and any rights Executive or his dependents have or may have under the Employee Retirement Income Security Act of 1974 (“ERISA”) with respect to any Company-sponsored employee benefit plans in which he or they then have an interest (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4.5 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4.5 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or pay to Executive all amounts of base salary through the date of termination.

2.                                      Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and all of its direct or indirect subsidiaries and Affiliates (as defined in the Employment Agreement), and any of their current and former officers, directors, managers, employees, agents, attorneys, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of

Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)                                 any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c)                                  any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the ERISA (except for any Retained Claims) ; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the SarbanesOxley Act of 2002;

(d)                                 any and all claims for violation of the federal or any state constitution;

(e)                                  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f)                                   any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Employment Agreement or this Agreement; and

(g)                                  any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company

(with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment (including but not limited to any claims Executive may have under the Equity Incentive Award Plan or any option or award agreements to which Executive is then a party), pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Article 4 of the Employment Agreement.

3.                                      Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.                                      Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 7.6 and 7.7 of the Employment Agreement.

7.                                      Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8.                                      Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated:

COMPANY

Dated:
By:
Name:
Title: